Exhibit 99.1

Socket Mobile Contact:	Editorial Contacts:
Krista Rogers	Catherine Koo / Nicole Wasowski
Marketing Communications Specialist	LEWIS PR
(510) 933-3051	(415) 992-4400
krista@socketmobile.com	socketmobile@lewispr.com

Socket Mobile Investor Contact:	Investor Relations Contact:
David Dunlap	Todd Kehrli or Jim Byers
Chief Financial Officer	MKR Group, Inc.
(510) 933-3035	(323) 468-2300
dave@socketmobile.com	sckt@mkr-group.com

Socket Mobile Streamlines Executive Team Organization

NEWARK, Calif., - April 3, 2009 - Socket Mobile, Inc. (NASDAQ: SCKT), an innovative provider of mobile productivity solutions, today announced a streamlining of its executive team as part of its planned cost reduction initiatives to improve its bottom line results. Effective March 31, 2009, the Company terminated the services of Thomas Noggle, Vice President of Engineering, and Robert Zink, Vice President of Worldwide Sales and Marketing.

Kevin Mills, President and CEO, stated, "We have made these changes as part of our overall efforts to reduce our cost structure and streamline operations in this difficult economy. On behalf of the Board of Directors and management team, I want to thank Tom and Bob for their substantial contributions to the Company. Our cost reduction efforts are focused on improving our bottom line while also continuing our commitment to our customers to provide quality business mobility products and services. We believe we are well positioned with strong products in the marketplace and these efforts will enable us to emerge stronger when economic conditions improve."

As part of the executive team changes, Tim Miller, Vice President of Worldwide Operations, will become Vice President of Operations and Engineering. Micheal Gifford, Executive Vice President, will also become Vice President of Marketing. David Chu, Director of Distribution Sales in the U.S., has been promoted to Vice President, Americas Sales and will head the Americas sales organization. Leonard Ott, Chief Technical Officer, will lead a new technical advancement group. The role of the group is to both provide technical sales support to the sales team and to assist partners and customers in integrating Socket products into their business mobility solutions. No changes were made to the international sales organization.

About Socket Mobile, Inc.

Socket makes mobility computing and productivity work. The company is a one-stop supplier of mobile computing hardware systems, offering a handheld mobile computer specifically designed for business mobility use and an extensive portfolio of essential mobile data collection and networking peripherals that enable mobile automation and productivity increases. The company also offers OEM solutions. Socket is headquartered in Newark, Calif. and can be reached at 510-933-3000 or www.socketmobile.com

Socket is a registered trademark of Socket Mobile, Inc. All other trademarks and trade names contained herein may be those of their respective owners. © 2009 Socket Mobile, Inc. All rights reserved.

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